EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No:
33-44036, 33-44035, 33-55094, 33-56856, 33-72512, 33-81314, 333-728, 33-85754,
333-15123, 333-18237, 333-18239, 33-30597, 333-44407, 333-48635, 333-83035,
333-87561, and 333-35578 of Simtrol, Inc on Form S-8 of our report dated February 20, 2004, except for the last paragraph of Note 11, which is dated March 29, 2004 relating to the consolidated financial statements of Simtrol, Inc., which report includes an explanatory paragraph as to an uncertainty with respect to Simtrol, Inc.'s ability to continue as a going concern, appearing in this Annual Report on Form 10-KSB of Simtrol, Inc. for the year ended December 31, 2003.

/s/ Marcum & Kliegman LLP

Marcum & Kliegman LLP
New York, NY
March 30, 2004